Exhibit 23.1

THOMAS J. HARRIS
CERTIFIED PUBLIC ACCOUNTANT
3901 STONE WAY N., SUITE 202
SEATTLE, WA  98103
206.547.6050

REGISTERED AUDITOR'S CONSENT

I, Thomas J. Harris, CPA, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of my report dated October 24, 2012 on the financial statements of American Sierra Gold Corp. as of May 31, 2013 be included in and made part of any filing to be filed with the U. S. Securities and Exchange Commission.  I also consent to your use of my name as in the Experts Section of those forms.

Dated this 31st day of May, 2013.

/s/ Thomas J. Harris
Thomas J. Harris
Certified Public Accountant